Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:                        Walter Ida

(808) 946-1400

Territorial Bancorp Inc. Announces Second Quarter 2017 Results

•                  Net income for the three months ended June 30, 2017 rose by 6.54% to $4.30 million from $4.04 million for the three months ended June 30, 2016.

•                  Fully diluted earnings per share for the three months ended June 30, 2017 rose by 4.65% to $0.45 compared to $0.43 per diluted share for the three months ended June 30, 2016.

•                  Interest income on loans for the three months ended June 30, 2017 rose by 6.96% to $13.53 million from $12.65 million for the three months ended June 30, 2016.

•                  The growth in interest on loans occurred as loans receivable rose by 11.52% to $1.404 billion at June 30, 2017 from $1.259 billion at June 30, 2016.

•                  The Board of Directors approved a quarterly cash dividend of $0.20 per share, which is Territorial Bancorp Inc.’s 31st consecutive quarterly dividend.

•                  The Board of Directors also approved a special mid-year cash dividend of $0.10 per share on June 28, 2017.  This special mid-year cash dividend was paid on July 26, 2017.

•                  Return on average assets rose to 0.91% for the three months ended June 30, 2017 compared to 0.88% at June 30, 2016.  During the same period, the return on average equity rose to 7.32% from 7.18%, while the efficiency ratio improved to 56.18% from 57.13%.

Honolulu, Hawaii, July 27, 2017 - Territorial Bancorp Inc. (NASDAQ: TBNK) (the “Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced net income of $4.30 million or $0.45 per diluted share for the three months ended June 30, 2017, compared to $4.04 million or $0.43 per diluted share for the three months ended June 30, 2016.

The Company also announced that its Board of Directors approved a quarterly cash dividend of $0.20 per share.  The dividend is expected to be paid on August 24, 2017 to stockholders of record as of August 10, 2017.

Allan Kitagawa, Chairman and Chief Executive Officer, said, “We had a solid second quarter.  Our earnings and earnings per share continue to increase.  We have been successful in originating new mortgage loans and increasing the size of our loan portfolio while continuing to maintain excellent credit quality.  We were also pleased to declare a special mid-year dividend in June as a way of sharing our success with our shareholders.”

Interest Income

Net interest income decreased to $14.52 million for the three months ended June 30, 2017 from $14.60 million for the three months ended June 30, 2016. Total interest income was $16.78 million for the three months ended June 30, 2017 compared to $16.54 million for the three months ended June 30, 2016. The increase in interest income was primarily due to an $880,000 increase in interest income on loans, which occurred primarily because of the $144.30 million growth in average loans receivable over the past year, as new loan originations exceeded loan repayments and loan sales.  The increase in interest income on loans was offset by a $672,000 decline in interest income on investment securities, primarily due to a $73.77 million decrease in the investment securities over the past year, as repayments and sales exceeded securities purchased.

Interest Expense and Provision for Loan Losses

Total interest expense increased to $2.25 million for the three months ended June 30, 2017 from $1.94 million for the three months ended June 30, 2016.  Interest expense on deposits grew to $1.78 million for the three months ended June 30, 2017 from $1.47 million for the three months ended June 30, 2016.  The increase in interest expense on deposits occurred because of a $38.06 million growth in average total deposits over the past year and an eight basis point increase in the cost of savings deposits.  For the three months ended June 30, 2017, the provision for loan losses had a credit balance of $123,000 compared to an $84,000 provision for the three months ended June 30, 2016.  The credit balance represents a reversal of provision, which occurred as a result of improving credit quality of the loan portfolio and a reduction in loan losses.

Noninterest Income

Noninterest income was $1.06 million for the three months ended June 30, 2017 compared to $1.13 million for the three months ended June 30, 2016.  The $75,000 decrease in noninterest income was primarily due to a $66,000 decrease in gain on the sale of loans, a decrease of $26,000 in other noninterest income and a $13,000 decrease in income on bank-owned life insurance.  These decreases were offset by a $34,000 increase in service fees on loan and deposit accounts for the three months ended June 30, 2017, as compared to the three months ended June 30, 2016.  The decrease in gain on sale of loans occurred as the Company sold fewer loans in the second quarter of 2017 compared to 2016.  The growth in service fees on loan and deposit accounts came from an increase in fee income from brokering loans to other financial institutions and a decrease in the amortization of loan servicing premiums.  The growth in these income items was offset by a decline in ATM fees.

Noninterest Expense

Noninterest expense decreased by $234,000 to $8.75 million for the three months ended June 30, 2017 compared to $8.99 million for the three months ended June 30, 2016.  The primary cause of the decrease in noninterest expense was a $321,000 reduction in salaries and employee benefits.  The decrease in salaries and employee benefits is primarily related to a $633,000 reduction in the costs of our share-based compensation plans, which occurred when a majority of the awards issued under the 2010 equity incentive plan became fully vested in August of 2016.  In addition, the capitalized cost of new loan originations declined, which increased compensation expense.  As new loans are originated, the Bank capitalizes the cost of new loan originations and reduces salary expense attributable to such originations.  In the second quarter of 2017, the Company originated fewer loans compared to the second quarter of 2016, which caused the decrease in the capitalized cost of new loan originations.  Federal deposit insurance premiums for the three months ended June 30, 2017 was $148,000 compared to $227,000 for the three months ended June 30, 2016.  The decrease in federal deposit insurance premiums occurred because of a decline in the Bank’s insurance premium rate. Other general and administrative expenses was $1.33 million for the three months ended June 30, 2017 compared to $1.16 million for the three months ended June 30, 2016.  The increase in other general and administrative expenses is primarily due to an increase in advertising, legal, accounting and other professional services.

Income Taxes

Income tax expense for the three months ended June 30, 2017 was $2.65 million compared to $2.62 million for the three months ended June 30, 2016.  Income tax expense in the second quarter of 2017 included a $183,000 tax benefit related to the exercise of stock options. Starting in 2017, a new accounting standard requires that any excess tax benefits resulting from the exercise of stock options be recognized in income tax expense.  Prior to the adoption of the new standard, the excess tax benefits were recorded as additional paid-in capital.  The amount of tax benefits or deficiencies recognized in income tax expense depends on the number of options exercised, the exercise price and the stock price at the time the options are exercised.

Assets and Equity

Total assets increased by $46.55 million to $1.924 billion at June 30, 2017 from $1.878 billion at December 31, 2016.  Loans receivable rose by $68.49 million to $1.404 billion at June 30, 2017 from $1.336 billion at December 31, 2016 as residential mortgage loan originations exceeded loan repayments and sales. The growth in loans receivable was funded primarily by a $39.36 million increase in deposits, a $12.10 million decrease in investment securities held to maturity and a $13.39 million decrease in cash and cash equivalents.  Deposits increased to $1.533 billion at June 30, 2017 from $1.493 billion at December 31, 2016.  Investment securities, including $2.94 million of securities classified as available for sale, declined to $398.50 million at June 30, 2017 from $407.66 million at December 31, 2016 as repayments and the sale of securities exceeded new purchases. Total stockholders’ equity increased to $235.47 million at June 30, 2017 from $229.79 million at December 31, 2016.  The increase in stockholders’ equity occurred as the Company’s net income for the year exceeded dividends paid to shareholders.

Capital Management

For the quarter ended June 30, 2017, the Company did not repurchase any shares under its previously announced seventh repurchase program, which permits the repurchase of up to 275,000 shares or approximately 3% of the current outstanding shares.  The Company uses share repurchases as part of its overall program to enhance shareholder value.  In evaluating the share repurchase programs, the Company considers the effect of repurchases on its tangible book value per share. At the Company’s current share price level, the amount of dilution to tangible book value may continue to limit the Company’s share repurchases.  The Company will continue to closely monitor this issue and, depending on market and other conditions, will conduct repurchases when it makes financial sense.

As of June 30, 2017, the Company has 593,000 outstanding, exercisable stock options.  The exercise of options would increase the number of shares outstanding, which among other things, would reduce earnings per share.

Asset Quality

Total delinquent loans 90 days or more past due and not accruing totaled $829,000 (5 loans) at June 30, 2017, compared to $1.40 million (7 loans) at December 31, 2016.  Non-performing assets totaled $3.42 million at June 30, 2017 compared to $4.56 million at December 31, 2016.  The ratio of non-performing assets to total assets declined to 0.18% at June 30, 2017 from 0.24% at December 31, 2016 and continues to remain one of the lowest in the country.  The allowance for loan losses at June 30, 2017 was $2.46 million and represented 0.17% of total loans compared to $2.45 million and 0.18% of total loans as of December 31, 2016.

About Us

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank.  Territorial Savings Bank is a state chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii.  Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 29 branch offices in the state of Hawaii.  For additional information, please visit the Company’s website at:  https://www.territorialsavings.net.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

• statements of our goals, intentions and expectations;

• statements regarding our business plans, prospects, growth and operating strategies;

• statements regarding the asset quality of our loan and investment portfolios; and

• estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, including those set forth in the Company’s filings with the Securities and Exchange Commission, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

• general economic conditions, either nationally, internationally or in our market areas, that are worse than expected;

• competition among depository and other financial institutions;

• inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

• adverse changes in the securities markets;

• changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

• our ability to enter new markets successfully and capitalize on growth opportunities;

• our ability to successfully integrate acquired entities, if any;

• changes in consumer spending, borrowing and savings habits;

• changes in market and other conditions that would affect our ability to repurchase our shares of common stock.

• changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

• changes in our organization, compensation and benefit plans;

• changes in our financial condition or results of operations that reduce capital available to pay dividends; and

• changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Territorial Bancorp Inc. and Subsidiaries

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Interest income:
Loans	$13,527	$12,647	$27,040	$25,008
Investment securities	3,078	3,750	6,159	7,625
Other investments	172	146	359	290
Total interest income	16,777	16,543	33,558	32,923

Interest expense:
Deposits	1,775	1,470	3,426	2,878
Advances from the Federal Home Loan Bank	261	256	515	513
Securities sold under agreements to repurchase	217	218	433	436
Total interest expense	2,253	1,944	4,374	3,827

Net interest income	14,524	14,599	29,184	29,096
Provision (reversal of provision) for loan losses	(123)	84	(52)	112

Net interest income after provision (reversal of provsion) for loan losses	14,647	14,515	29,236	28,984

Noninterest income:
Service fees on loan and deposit accounts	507	473	1,063	929
Income on bank-owned life insurance	227	240	453	487
Gain on sale of investment securities	186	190	281	190
Gain on sale of loans	63	129	126	190
Other	76	102	158	224
Total noninterest income	1,059	1,134	2,081	2,020

Noninterest expense:
Salaries and employee benefits	4,935	5,256	10,053	10,682
Occupancy	1,461	1,433	2,910	2,853
Equipment	882	912	1,748	1,818
Federal deposit insurance premiums	148	227	296	452
Other general and administrative expenses	1,328	1,160	2,454	2,242
Total noninterest expense	8,754	8,988	17,461	18,047

Income before income taxes	6,952	6,661	13,856	12,957

Income taxes	2,651	2,624	5,234	5,136
Net income	$4,301	$4,037	$8,622	$7,821

Basic earnings per share	$0.46	$0.44	$0.93	$0.85
Diluted earnings per share	$0.45	$0.43	$0.90	$0.83
Cash dividends paid per common share	$0.20	$0.18	$0.40	$0.36
Basic weighted-average shares outstanding	9,255,739	9,059,515	9,235,553	9,047,217
Diluted weighted-average shares outstanding	9,539,757	9,345,262	9,539,543	9,323,432

Territorial Bancorp Inc. and Subsidiaries

Consolidated Balance sheets (Unaudited)

(Dollars in thousands, except per share data)

	June 30,	December 31,
	2017	2016
ASSETS
Cash and cash equivalents	$47,888	$61,273
Investment securities available for sale	2,943	—
Investment securities held to maturity, at amortized cost (fair value of $397,933 and $407,922 at June 30, 2017 and December 31, 2016, respectively)	395,556	407,656
Loans held for sale	1,166	1,601
Loans receivable, net	1,404,472	1,335,987
Federal Home Loan Bank stock, at cost	5,013	4,945
Federal Reserve Bank stock, at cost	3,103	3,095
Accrued interest receivable	4,769	4,732
Premises and equipment, net	5,127	4,327
Bank-owned life insurance	43,747	43,294
Income taxes receivable	—	122
Deferred income tax assets, net	7,535	7,905
Prepaid expenses and other assets	2,796	2,625
Total assets	$1,924,115	$1,877,562

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$1,532,557	$1,493,200
Advances from the Federal Home Loan Bank	69,000	69,000
Securities sold under agreements to repurchase	55,000	55,000
Accounts payable and accrued expenses	23,924	23,258
Income taxes payable	2,208	1,616
Advance payments by borrowers for taxes and insurance	5,959	5,702
Total liabilities	1,688,648	1,647,776

Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 9,830,438 and 9,778,974 shares at June 30, 2017 and December 31, 2016, respectively	98	98
Additional paid-in capital	72,433	71,914
Unearned ESOP shares	(5,627)	(5,872)
Retained earnings	173,892	168,962
Accumulated other comprehensive loss	(5,329)	(5,316)
Total stockholders’ equity	235,467	229,786
Total liabilities and stockholders’ equity	$1,924,115	$1,877,562

Territorial Bancorp Inc. and Subsidiaries

Selected Financial Data (Unaudited)

	Three Months Ended
	June 30,
	2017	2016

Performance Ratios (annualized):
Return on average assets	0.91%	0.88%
Return on average equity	7.32%	7.18%
Net interest margin on average interest earning assets	3.16%	3.27%
Efficiency Ratio	56.18%	57.13%

	At June	At December
	30, 2017	31, 2016

Selected Balance Sheet Data:
Book value per share (1)	$23.95	$23.50
Stockholders’ equity to total assets	12.24%	12.24%

Asset Quality
(Dollars in thousands):
Delinquent loans 90 days past due and not accruing (2)	$829	$1,401
Non-performing assets (2)	$3,422	$4,559
Allowance for loan losses	$2,457	$2,452
Non-performing assets to total assets	0.18%	0.24%
Allowance for loan losses to total loans	0.17%	0.18%
Allowance for loan losses to non-performing assets	71.80%	53.78%

Note:

(1) Book value per share is equal to stockholders’ equity divided by number of shares issued and outstanding

(2) Non-performing assets consist of non-accrual loans and real estate owned.  Amounts are net of charge-offs